Exhibit 4(5)

June 11, 2025

Ministry of Finance Government of Israel 1 Kaplan Street Hakirya, Jerusalem 91008 ISRAEL Re: Registration Statement of the State of Israel on Schedule B

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Israel (“Israel”) in connection with the preparation of the registration statement under Schedule B (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which Israel is registering U.S.$5,000,000,000 aggregate principal or maturity amount of its debt securities (the “Bonds”) to be offered and sold from time to time as set forth in the Registration Statement and the prospectus (including any amendments or supplements thereto, the “Prospectus”) contained therein. We are also familiar with the Master Underwriting Agreement and Master Fiscal Agency Agreement, including, in each case, the extensions, amendments and supplements thereto (collectively, the “Agreements”) filed with the Commission and made a part of the Registration Statement.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Israel to enter into the Agreements and cause the issuance of the Bonds, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the law of Israel we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel, a copy of which is being filed as Exhibit 4(4) to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Ministry of Finance

June 11, 2025

Based upon and subject to the foregoing and assuming (x) the due authorization of the Bonds by Israel and (y) that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, paid for and delivered as contemplated by the Agreements and the Prospectus, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the laws of Israel, we are of the opinion that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, paid for and delivered as contemplated by the Agreements and the Prospectus, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under the laws of the State of New York.

The foregoing opinion as to enforceability of obligations of Israel are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors’ rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law) (such equitable principles are of general application, and in applying such principles, a court may include a covenant of good faith and fair dealing and apply concepts of reasonableness, mutuality and materiality); (ii) requirements that a judgment for money damages rendered by a court in the United States be expressed only in U.S. dollars; and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading “Validity of the Bonds” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The opinion set forth in this letter is effective as of the date hereof only. We assume no responsibility to update this opinion letter for, or to advise you of, any fact or circumstance occurring, or of which we become aware, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party.

The opinion expressed above is limited to the matters stated in this opinion letter, and no opinion is implied or may be inferred beyond those expressly stated in this opinion letter.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP